EXHIBIT 99.1

65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

Douglas J. Swirsky, CPA, CFA
Chief Financial Officer
240-632-0740
dswirsky@genvec.com
GENVEC REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
GAITHERSBURG, Md – November 8, 2006 – GenVec, Inc. (Nasdaq: GNVC), today announced its financial results for the three and nine months ended September 30, 2006 and reviewed recent corporate developments.
Third Quarter 2006 Highlights
GenVec reported progress in the following programs:
•	Vaccines
o	HIV: GenVec was recently awarded a new multi-million dollar contract with the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) as well as additional funding of $3.6 million under an existing subcontract to support the development of HIV vaccines in collaboration with the NIAID. In addition, the NIAID and its clinical trial consortium is conducting three Phase II vaccine trials using GenVec’s novel adenovector-based vaccine candidate and is preparing to launch a 10,000-volunteer HIV trial next year that will include our vaccine candidate.

o	Other infectious diseases: The U.S. Navy is preparing to launch a Phase I trial using our malaria vaccine candidate in the near term. In addition, data continue to accrue from testing being performed by our collaborators at the NIH applying GenVec’s vaccine technology for the prevention of influenza and by the Agricultural Research Service of the US Department of Agriculture (USDA) and the Department of Homeland Security to prevent the spread of foot and mouth disease in herd animals.

•	TNFerade™
o	Pancreatic cancer: The company has completed enrollment in the Phase II portion of its 330-patient Phase II/III study of TNFerade in patients with advanced pancreatic cancer and expanded the number of clinical trial sites in the United States and Israel participating in the trial. An interim analysis of secondary endpoints for patients enrolled in the Phase II portion of the study will be completed next quarter.

o	Melanoma: Six patients have now been enrolled at four U.S. sites participating in a Phase II proof of concept study of TNFerade in patients with advanced melanoma.

o	Rectal cancer: The National Cancer Institute (NCI) has been enrolling patients in a Phase II single-site study of TNFerade in patients with rectal cancer.

o	Head and neck cancer: The University of Chicago is preparing to launch two Phase II studies with TNFerade in patients with head and neck cancer, one in patients with recurrent cancer, and the second in elderly or frail patients.
Financial Results
“Our results for the third quarter reflect the expansion of the TNFerade clinical program into four cancer settings, study patient enrollment in the TNFerade pancreatic cancer trial and the successful completion of certain activities under our vaccine collaborations in preparation for new vaccine studies next year,” said Douglas J. Swirsky, GenVec’s chief financial officer.
GenVec reported a net loss of $5.3 million ($0.08) per share for the quarter ended September 30, 2006 compared to a net loss of $3.3 million ($0.06) per share in the comparable quarter of 2005. For the nine months ended September 30, 2006, the company reported a net loss of $13.5 million ($0.21) per share, as compared to a net loss of $9.7 million ($0.17) per share for the comparable nine-month period in 2005. The increase in the net loss was primarily due to higher costs associated with clinical development of TNFerade. GenVec ended the third quarter of 2006 with $20.3 million in cash and investments.

Revenue for the third quarter ended September 30, 2006 was $4.3 million as compared to $6.9 million for the same period last year. Revenue for the nine months ended September 30, 2006 was $15.4 million as compared to $18.8 million in the comparable nine-month period in 2005. Revenue was derived primarily from the company’s funded research and development programs with the NIH, the USDA and the U.S. Navy, all of which use GenVec’s proprietary technologies for the development of clinical grade vaccine candidates, and our collaboration with Fuso Pharmaceutical Industries for the development of targeted cancer therapies. The decrease in revenue for the current quarter and first nine months of 2006 was primarily due to the successful completion in January 2006 of clinical material production under our malaria vaccine development contract with the U.S. Navy and lower billings under our PATH Malaria Vaccine Institute contract and our HIV vaccine development contract funded by the NIH.
Operating expenses for the third quarter ended September 30, 2006 decreased 4 percent to $10.0 million as compared to $10.4 million for the same period in 2005 due to the timing of certain pass through costs under the NIH contract. For the nine-month period ended September 30, 2006, operating expenses increased $1.2 million (4 percent) to $30.1 million as compared to $28.9 million for the same period in 2005. The increase was primarily due to the higher costs related to our TNFerade clinical trials, increased patent and legal costs and stock-based compensation expense recorded in connection with the company’s adoption of SFAS No. 123R.
Webcast and Conference Call Information
GenVec will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today. The live conference call will be accessible via GenVec’s website at www.genvec.com under Investor Relations, Events Calendar or by telephone at 1-800-599-9795 (U.S. or Canada) or 1-617-786-2905 (international); access code 41700751. An archive of the conference call will be available on GenVec’s website approximately one hour after the event for 30 days.
GenVec is a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines. Additional information about GenVec and its portfolio of product candidates is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.
     Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future programs and studies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; the timing and content of future U.S. Food and Drug Administration regulatory actions with respect to GenVec, its product candidates, or collaborators, risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue from strategic alliances and research contracts	$4,342	$6,897	$15,424	$18,794

Operating expenses:
Research and development	7,758	8,496	22,797	22,607
General and administrative	2,228	1,881	7,334	6,284

Total operating expenses	9,986	10,377	30,131	28,891

Loss from operations	(5,644)	(3,480)	(14,707)	(10,097)

Interest income	426	192	1,413	571
Interest expense	(70)	(28)	(158)	(136)

Total other income, net	356	164	1,255	435

Net loss	$(5,288)	$(3,316)	$(13,452)	$(9,662)

Basic and diluted net loss per share	$(0.08)	$(0.06)	$(0.21)	$(0.17)

Shares used in computing basic and diluted net loss per share	63,782	56,291	63,737	55,872

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005
Cash and Investments	$20,253	$31,999
Working Capital	17,251	30,477
Total assets	26,922	41,901
Stockholder’s equity	18,200	31,422
###

4